Exhibit 10.5

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THE RIGHTS OF THE HOLDER HEREUNDER ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT DATED AS OF AUGUST 16, 2012 AMONG FIFTH THIRD BANK, THE COMPANY AND THE ORIGINAL HOLDER (AS AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) AND PAYMENT OF ANY AMOUNT TO THE HOLDER HEREUNDER IS EXPRESSLY SUBORDINATE TO THE PRIOR PAYMENT OF THE COMPANY’S OBLIGATIONS TO FIFTH THIRD BANK.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). A HOLDER MAY, UPON REQUEST, OBTAIN FROM THE COMPANY THIS NOTE’S ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY BY CONTACTING IN WRITING STREAMLINE HEALTH SOLUTIONS, INC., 1230 PEACHTREE STREET NE, SUITE 1000, ATLANTA, GA 30309, ATTN: STEVE MURDOCK, CHIEF FINANCIAL OFFICER.

STREAMLINE HEALTH SOLUTIONS, INC.

SUBORDINATED CONVERTIBLE NOTE

Issuance Date: August 16, 2012 No.:	Original Principal Amount: U.S. $

FOR VALUE RECEIVED, Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), hereby promises to pay to             or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (the “Principal”) on November 16, 2014 (the “Maturity Date”), together with interest (“Interest”) thereon from time to time as provided herein from the date set out above as the Issuance Date (the “Issuance Date”) until all Principal and accrued Interest is paid in full or otherwise satisfied in accordance with the terms hereof. This Subordinated Convertible Note (including all Subordinated Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Subordinated Convertible Notes issued pursuant to the Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Subordinated Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 24.

(1) Payments.

(a) The outstanding Principal of this Note, together with all accrued and unpaid Interest hereunder, shall be due and payable on the Maturity Date.

(b) Interest shall accrue at a per annum rate equal to twelve percent (12%) (the “Interest Rate”) from the Issuance Date until the earlier of conversion in accordance with Section 2 or payment in full of all outstanding Principal and accrued Interest. Interest shall be payable monthly in arrears on the first (1st) day of each month at a per annum rate equal to six percent (6%) commencing September 1, 2012 until September 1, 2013 (each such payment date, an “Interest Payment Date”). The other six percent (6%) of Interest shall continue to accrue during this time period as set forth herein but shall not be payable until the earlier of conversion in accordance with Section 2 or the Maturity Date. Following the last Interest Payment Date, the Interest Rate shall continue to accrue as set forth herein but shall not be payable until the earlier of conversion in accordance with Section 2 or the Maturity Date. All accrued and unpaid Interest shall bear Interest at the Interest Rate, compounding monthly. Interest shall be calculated on the basis of actual days elapsed over a 365-day year. Subject to applicable law, any overdue Principal of and overdue Interest on this Note shall bear Interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the Interest Rate plus 6% per annum, compounding monthly, and, upon and during the occurrence of an Event of Default (as hereinafter defined), this Note shall bear Interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to the Interest Rate plus 6% per annum, compounding monthly.

(c) In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Company.

(d) All payments of Principal or Interest shall be made in lawful tender of the United States. If any date for payment of Principal or Interest is not a day on which banks are open for business in the State of New York (a “Business Day”), the date for such payment shall be the next succeeding Business Day.

(e) This Note may not be prepaid in whole or in part.

(f) For the avoidance of doubt, any and all payments to the Holder under this Note and any holders of the Other Notes shall be made and be payable free and clear of and without deduction for any and all taxes or similar charges imposed by any taxing authority on the Holder, any holders of the Other Note or the Company with respect to the Notes.

(2) Automatic Conversion of Principal.

(a) At such time as the Company receives stockholder approval for the issuance of Preferred Stock in an amount equal to the Principal of the Notes as required pursuant to the rules of NASDAQ or any other Trading Market on which the Company’s Common Stock is then listed or quoted for trading (whether pursuant to the Special Meeting specified in Section 4.14 of the Purchase Agreement or a subsequent meeting of the stockholders of the Company) (the “Conversion Trigger”), then the outstanding Principal of the Notes less $            shall be automatically converted into fully paid and nonassessable shares of Preferred Stock at a conversion price of $3.00 per share (the “Preferred Conversion Price”), subject to adjustment as provided herein, as of the date of occurrence of the Conversion Trigger, and all accrued and unpaid Interest on this Note shall be immediately due and payable simultaneously with such conversion. Upon the conversion and payment of all accrued and unpaid Interest in accordance with this Section 2, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(b) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to receive upon such conversion, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Preferred Conversion Price or round up to the next whole share.

(c) Issuance of certificates for shares of Preferred Stock shall be made without charge to the Holder for any issue or transfer tax (including related tax return preparation and filing costs of the Company) or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Preferred Stock are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment duly executed by the Holder, and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(d) Upon conversion of this Note, the Holder must surrender this Note at the principal offices of the Company or any transfer agent for the Company. The Company will, as soon as practicable thereafter, issue and deliver to the Holder a certificate for the number of shares of Preferred Stock to which the Holder is entitled upon such conversion under the terms of this Note. Except as provided in Section 2(a) above, upon conversion of this Note, the Note shall be cancelled and the Company will be forever released from all its obligations and liabilities under this Note, including, without limitation, the obligation to pay such portion of the Principal and accrued Interest as may then be outstanding.

(e) If and whenever the Company shall at any time subdivide its outstanding Preferred Stock into a greater number of shares, the Preferred Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Preferred Stock shall be combined into a smaller number of shares, the Preferred Conversion Price in effect immediately prior to such combination shall be proportionately increased. No other adjustments shall be made to the Preferred Conversion Price; it being understood that the adjustment provisions of the Preferred Stock set forth in the Certificate of Designation shall adequately address any other changes that may impact the Holder’s rights in connection with the Preferred Stock.

(3) Unsecured Note. This Note shall not at any time be secured by the assets or properties of the Company.

(4) Events of Default.

(a) Events of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note, except, in the case of a failure to pay Interest when and as due, in which case only if such failure to pay Interest continues for a period of at least five (5) Business Days; or

(ii) the Company shall default in the due observance or performance of any covenant to be observed or performed pursuant to Section 4.1 (Transfer Restrictions) of the Purchase Agreement; or

(iii) the Company or any of its Subsidiaries shall default in the due observance or performance of any other covenant, condition or agreement on the part of the Company or any of its Subsidiaries to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Purchase Agreement or any of the other Transaction Documents (other than those referred to in clauses (i) or (ii) of this Section 4(a)), except, in the case such default is curable, only if such default continues for a period of at least twenty (20) consecutive Business Days after written notice of such default is provided to the Company; or

(iv) any representation, warranty or certification made by or on behalf of the Company or any of its Subsidiaries in the Purchase Agreement, this Note, the other Transaction Documents or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect in any material respect when made; or

(v) any Event of Default (as defined in the Other Notes) occurs with respect to any Indebtedness, including, without limitation, with respect to the Other Notes; or

(vi) any event or condition shall occur that results in (A) the acceleration of the maturity of any indebtedness or other obligation of the Company or any of its Subsidiaries (including, without limitation, the Senior Permitted Indebtedness), or (B) a default on any indebtedness or other obligation of the Company or any of its Subsidiaries (excluding the Senior Permitted Indebtedness), which continues beyond any applicable period of cure, in either case of clause (A) or (B), in a principal amount aggregating $100,000 or more, other than in respect of trade payables which are the subject of a bona fide dispute and in respect of which the Company has set aside adequate reserves; or

(vii) any uninsured damage to or loss, theft or destruction of any assets of the Company or any of its Subsidiaries shall occur that is in excess of $150,000; or

(viii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Company or any of its Subsidiaries, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Company or any of its Subsidiaries; and in the case of clause (a), (b) or (c) such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(ix) the Company or any of its Subsidiaries shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (viii) of this Section 4(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries, or for a substantial part of their property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing; or

(x) one or more judgments for the payment of money in an aggregate amount in excess of $150,000 (to the extent not covered by insurance) shall be rendered against the Company or any of its Subsidiaries and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor for an amount in excess of $150,000 to levy upon assets or properties of the Company or any of its Subsidiaries to enforce any such judgment.

(b) Acceleration. If an Event of Default occurs under Section 4(a)(viii) or (ix), then the outstanding principal of and all accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing the Holder, by written notice to the Company, may declare the Principal of and accrued Interest on this Note to be immediately due and payable. Upon such declaration, such Principal and Interest shall become immediately due and payable. The Holder may rescind an acceleration and its consequences if all existing Events of Default, except nonpayment of Principal or Interest that has become due solely because of the acceleration, have been cured or waived and if the rescission would not conflict with any judgment or decree. Any notice or rescission shall be given in the manner specified in Section 18(a).

(5) Rights Upon Fundamental Transaction. The Company shall not enter into or be party to a Fundamental Transaction unless any successor entity in such Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) assumes in writing (or, if prior to the consummation of such Fundamental Transaction, such applicable agreement requires the assumption of) all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes then outstanding held by such holder, having similar conversion rights and having similar ranking to the Notes, and satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Preferred Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such Fundamental Transaction, such shares of capital stock of the Successor Entity (or its parent entity) (but taking into account the relative value of the shares of Common Stock and Preferred Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such conversion price for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(6) Distribution of Assets; Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a) Distribution of Assets. If the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to holders of shares of Preferred Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”) at any time after the Issuance Date, then, in each such case, the Holder will be entitled to participate in such Distribution to the extent that the Holder would have participated therein if the Holder had held the number of shares of Preferred Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Preferred Stock and/or Common Stock are to be determined for such Distributions.

(b) Purchase Rights. If at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Preferred Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Preferred Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Preferred Stock and/or Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Preferred Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Preferred Stock had such shares of Preferred Stock (or the Common Stock into which such shares of Preferred Stock are convertible) been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Preferred Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Preferred Stock) at a conversion rate for such consideration commensurate with the Preferred Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7) Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(8) Voting Rights. The Holder shall have no voting rights as the holder of this Note.

(9) Reserved.

(10) Covenants.

(a) Rank. All payments due under this Note (i) shall rank pari passu with all Other Notes and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness.

(b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c) Reservation of Authorized Shares. Prior to the Special Meeting, the Company shall reserve (i) out of its authorized and unissued Preferred Stock a number of shares of Preferred Stock for this Note equal to the quotient of (x) the Principal divided by (y) the Preferred Conversion Price and (ii) out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the number of shares of Preferred Stock issuable pursuant to clause (i) above.

(11) Vote to Issue, or Change the Terms of, Notes. The written consent of the Required Holders shall be required for any change or amendment to the Notes; provided that any such amendment or waiver that complies with the foregoing but that disproportionately, materially and adversely affects the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders shall require the prior written consent of such adversely affected Holder.

(12) Transfer. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 5.6 of the Purchase Agreement and applicable securities laws. The Company shall maintain at one of its offices in any State of the United States, a copy of each assignment and a register for the recordation of the names and addresses of the Holders, the Principal, and Interest owing to each Holder from time to time and the amount of Principal and Interest paid with respect to each Holder from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company and the Holders may treat each Person whose name is recorded in the Register as a Holder hereunder for all purposes of this agreement. The Register shall be available for inspection by any Holder at any reasonable time and from time to time upon reasonable prior notice. Any assignment whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Note shall be registered on the Register only upon surrender of the Note evidencing such Loan, accompanied by a duly executed assignment, and thereupon one or more Notes shall be issued to the assignee as per section 13 below.

(13) Reissuance of This Note.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest, if any, on the Principal of this Note, from the Issuance Date.

(14) Remedies, Characterizations, Other Obligations, Breaches, and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof) to any other Person. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15) Payment of Collection, Enforcement, and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(16) Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(17) Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18) Notices; Payments.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 5.3 of the Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Preferred Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth in the Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day, and the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(19) Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(20) Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

(21) Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Note shall be determined in accordance with the provisions of the Purchase Agreement.

(22) Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(23) Reserved.

(24) Certain Definitions. Terms used in this Note but defined in the Purchase Agreement shall have the meanings ascribed to such terms in the Purchase Agreement. For purposes of this Note, the following terms shall have the following meanings:

(a) “Fundamental Transaction” means that (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its and its Subsidiaries’ assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

(b) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(c) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders and approved by the Required Holders in writing, (iii) unsecured Indebtedness incurred by the Company from time to time that does not exceed $250,000 in the aggregate at any one time, (iv) Permitted Senior Indebtedness, and (v) the Indebtedness of the Company set forth on Schedule I attached hereto.

(d) “Permitted Senior Indebtedness” means Indebtedness incurred with respect to the Company’s existing credit facility with Fifth Third Bank subject to any restrictions in the Subordination Agreement, dated as of the date hereof, between Fifth Third Bank, the Company and the holders of the Notes.

(e) “Purchase Agreement” means that certain Securities Purchase Agreement dated as of August 16, 2012 by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes, as may be amended from time to time.

(f) “Required Holders” means the holders of Notes representing at least 67% of the aggregate principal amount of the Notes then outstanding.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

STREAMLINE HEALTH SOLUTIONS, INC.

By:
Name:	Stephen H. Murdock
Title:	Chief Financial Officer